Exhibit 21.1

SUBSIDIARIES

Jurisdiction of
	Subsidiary	Organization

1.	SPSS International BV	Netherlands
2.	SPSS Asia Pacific Pte Ltd	Singapore
3.	SPSS Benelux B.V.	Netherlands
4.	SPSS Gmbh Software	Germany
5.	SPSS Sweden AB	Sweden
6.	SPSS (UK) Limited	England
7.	SPSS Japan Inc.	Japan
8.	SPSS Australasia Pty Limited	Australia
9.	SPSS France SA	France
10.	SPSS (Analytical Software Channel) International B.V.	Netherlands
11.	SPSS Limited	England
12.	SPSS A/S	Denmark
13.	SurveyCraft Pty Ltd.	Australia
14.	SurveyCraft Systems, Inc.	Ohio
15.	Statistical Product and Service Solution Iberica, S.L.	Spain
16.	Integral Solutions Limited	England
17.	Quantime Limited	England
18.	SPSS Europe BV	Netherlands
19.	ShowCase Corporation	Minnesota
20.	Showcase Benelux NV/SA	Belgium
21.	Showcase UK Limited	England
22.	Showcase France sarl	France
23.	Showcase Nederland B.V.	Netherlands
24.	NetGenesis Corp.	Delaware
25.	Lexiquest S.A.	France
26.	Lexiquest, Inc.	California
27.	Lexiquest Benelux S.A.	Belgium
28.	Lexiquest Limited	England
29.	SPSS Amsterdam B.V.	Netherlands
30.	Data Distilleries United Kingdom Ltd	England
31.	SPSS US Inc.	Delaware
32.	ISL Decision Systems, Inc.	Pennsylvania
33.	SPSS Software Development (Xi’an) Co., Ltd.	China
34.	SPSS Technology Inc.	Delaware